SCHEDULE A
to the
ADVISORY AGREEMENT
dated June 2, 2009, amended as of May 10, 2011
between
ADVISORSHARES TRUST
and
ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate

Dent Tactical ETF*	0.95%

WCM / BNY Mellon Focused Growth ADR ETF*	0.75%

Mars Hill Global Relative Value ETF*	1.35%

Peritus High Yield ETF*	1.10%

Active Bear ETF***	1.50%

Cambria Global Tactical ETF
0.90% on the first $250,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; 0.70% on the next $4,000,000,000 of average daily net assets of the Fund; and 0.60% of average daily net assets of the Fund in excess of $5,000,000,000.

Madrona Forward Domestic ETF**	0.80%

Madrona Forward International ETF**	0.80%

Madrona Forward Global Bond ETF**	0.50%

Meidell Tactical Advantage ETF****	1.20%

TrimTabs Float Shrink ETF	0.99%

Rockledge SectorSAM ETF*	1.25%

Accuvest Global Opportunities ETF	0.95%

* Notwithstanding the fee schedule set forth above, each month beginning on the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

** Notwithstanding the fee schedule set forth above, each month beginning on the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $5,000 for its services.

*** Notwithstanding the fee schedule set forth above, each month beginning on the seventh month after the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

**** Notwithstanding the fee schedule set forth above, beginning on the seventh month after the Fund's effective date through the twelfth month, the Trust shall pay the Adviser an aggregate minimum monthly fee of $5,000 for its services, and each month beginning on the thirtieth month after the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

New funds and/or revised advisory fees appear in bold.